                   DENTSPLY INTERNATIONAL INC.
                           EXHIBIT 11
                COMPUTATION OF EARNINGS PER SHARE


                                     1995       1994       1993
                                   --------   --------   --------
                                (in thousands, except per share data)

Weighted average common
  shares outstanding                 27,012     27,776     24,598
                                   --------   --------   --------
Income from continuing
  operations                       $ 53,963   $ 54,144   $ 25,145

Income from the operation of
  of discontinued Medical
  business                             -         1,311      2,925

Gain on disposal of Medical
  business                             -         6,543       -
                                   --------   --------   --------
Income before extraordinary
  item                               53,963     61,998     28,070

Extraordinary item                     -          -        14,018
                                   --------   --------   --------
Net income                         $ 53,963   $ 61,998   $ 14,052
                                   ========   ========   ========

Earnings per common share:

Income from continuing
  operations                          $2.00      $1.95      $1.02
Income from the operation
  of discontinued Medical
  business                              -          .05        .12
Gain on disposal of
  Medical business                      -          .23        -
                                      -----      -----      -----
Income before extraordinary
  item                                 2.00       2.23       1.14
Extraordinary item                      -          -         (.57)
                                      -----      -----      -----
Net Income                            $2.00      $2.23      $ .57
                                      =====      =====      =====

                                              153